CONSENT OF EXPERT

June 3, 2020

VIA EDGAR

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re: Northern Dynasty Minerals Ltd. (the "Company")

Registration Statement on Form F-10 dated June 3, 2020
(the "Registration Statement")

I, Eric Titley, P.Geo., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  2018 Technical Report on the Pebble Project, Southwest Alaska, USA, effective December 22, 2017.

and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.  This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Yours truly,

/s/ Eric Titley

_____________________________
Eric Titley, P.Geo.